As filed with the Securities and Exchange Commission
                               on October 29, 1997
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               SAVILLE SYSTEMS PLC
             (Exact name of registrant as specified in its charter)

    Republic of
      Ireland                                    None
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization                 Identification Number)

                                IDA Business Park
                             Dangan, Galway, Ireland
              (Address and zip code of Principal Executive Offices)

                             1995 SHARE OPTION PLAN
                        1996 EMPLOYEE SHARE PURCHASE PLAN
                            (Full title of the Plan)

                             Mr. John J. Boyle, III
                      President and Chief Executive Officer
                              Saville Systems, Inc.
                             One Van de Graaff Drive
                         Burlington, Massachusetts 01803
                    (Name, address and of agent for service)

                                 (781) 270-6500
          (Telephone number, including area code, of agent for service)

                                 with a copy to

                          Thomas L. Barrette, Jr., Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109

                         CALCULATION OF REGISTRATION FEE

===========================   ==================  =========================   =========================   ========================
Title of Securities to be     Amount to           Proposed Maximum            Proposed Maximum            Amount of Registration
Registered                    be Registered       Offering Price Per Share    Aggregate Offering Price    Fee
Ordinary Shares, ..........

                              2,327,000 shares    $55.81 (1)                  $129,869,870 (1)            $39,355.00
$0.0025 nominal value
per share
===========================   ==================  =========================   =========================   ========================

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low trading prices of the Registrant's American Depositary Shares representing Ordinary Shares, as reported on the Nasdaq National Market on October 28, 1997, in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I of Form S-8 is included in documents sent or given to participants in the 1995 Share Option Plan and 1996 Employee Share Purchase Plan of Saville Systems PLC, a company incorporated under the laws of the Republic of Ireland (the "Registrant"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, Commission File No. 33-80607, filed by the Registrant on December 19, 1995, relating to the 1995 Share Option Plan and the Ordinary Shares issued to date under the 1996 Employee Share Purchase Plan of the Registrant.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this the 19th day of October, 1997.


                                                 Saville Systems PLC





                                                  By:   /s/ John J. Boyle, III
                                                       John J. Boyle, III
                                                       President and
                                                       Chief Executive Officer




                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Saville Systems PLC, hereby severally constitute and appoint John J. Boyle, III, Christopher A. Hanson, Mark
G. Borden, and Thomas L. Barrette, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf and in our capacities as officers and directors to enable Saville Systems PLC to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 19th day of October, 1997.

     Signature                                       Title


/s/ John J. Boyle, III                        President, Chief Executive
John J. Boyle, III                             Officer and Director
                                              (Principal Executive Officer)


/s/ Christopher A. Hanson                     Chief Financial Officer
Christopher A. Hanson                         (Principal Financial and
                                               Accounting Officer)


/s/ Bruce A. Saville                          Chairman of the Board
Bruce A. Saville                              of Directors


/s/ John A. Blanchard                         Director
John A. Blanchard


/s/ Brian E. Boyle                            Director
Brian E. Boyle


/s/ William F. Cunningham                     Director
William F. Cunningham


/s/ Richard A. Licursi                        Director
Richard A. Licursi


/s/ Fergus G. McGovern                        Director
Fergus G. McGovern



/s/ David P. Mixer                            Director
David P. Mixer



/s/ James B. Murray, Jr.                      Director
James B. Murray, Jr.



/s/ John W. Sidgmore                          Director
John W. Sidgmore

                                                   Exhibit Index


Exhibit
Number            Description

   4.1   (1)      Memorandum of Association of the Registrant,
                  as amended to date.

   4.2   (1)      Articles of Association of the Registrant,
                  as amended to date.

   4.3   (1)      Specimen Certificate of Ordinary Shares,
                  $0.0025 nominal value per share, of the Registrant.

   5              Opinion of McCann FitzGerald.

  23.1            Consent of McCann FitzGerald
                  (included in Exhibit 5).

  23.2            Consent of Ernst & Young.

  24 Power of Attorney (included on the signature page of this Registration Statement).

------------------------

(1)Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-97576).

                                                                  Exhibit 5

                       [Letterhead of McCann FitzGerald]



Saville Systems PLC
IDA Business Park
Dangan, Galway
Ireland

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") relating an aggregate of 2,327,000 ordinary shares, nominal value $0.0025 per share (the "Shares"), of Saville Systems PLC (the
"Company) issuable under the Company's 1995 Share Option Plan and 1996 Employee Share Purchase Plan (collectively, the "Plans"). The term "Option" as used herein means an option granted or to be granted pursuant to either of the Plans.

This opinion is limited to Irish law as applied by the Irish courts and is given on the basis that it will be governed by and construed in accordance with Irish law. We have made no investigation of the laws of any jurisdiction other than the Republic of Ireland and neither express nor imply any opinion as to any other laws, including the laws of the United States of America or any state thereof.

We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the shareholders and Board of Directors of the Company, the share register of the Company, a copy of the Articles of Association of the Company and a copy of the Memorandum of Association of the Company, each as amended to date. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed for purposes of this opinion that the purchase price of the Shares issuable pursuant to the 1996 Employee Share Purchase Plan or deliverable upon the exercise of an Option, pursuant to the 1995 Share Option Plan shall not be less than the nominal value of the Shares and that the purchase price for the Shares shall be paid by cash or by delivery of a cheque to the Company, and if any such additional provision as is referred to in
Section 12(a) of the 1995 Share Option Plan is included in any option agreement covering an Option under that Plan, that neither the inclusion nor any implementation of such provision is or will contravene any applicable law.

Based upon the foregoing assumptions, we are the opinion that the Board of Directors of the Company has, at the date of this opinion, the requisite authority and power ("Shareholders' Authority") under Sections 20 and 24 of the Companies (Amendment) Act, 1983 to grant Options under the Plans over the Shares and that at the date of this opinion not less than 2,327,000 ordinary shares are available for issue out of the authorized and unissued share capital of the Company.

Further, based upon the foregoing assumptions and upon the assumption that, on the date on which Options are granted, the Board of Directors of the Company continues to have the Shareholders' Authority to grant all relevant Options and that, on the date on which, following exercise of Options, Shares are issued, the Company has sufficient authorized and unissued share capital available for issue, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans against payment therefore, will be validly issued, fully paid and not subject to any call for any further payment thereon.

We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/McCann FitzGerald

McCann FitzGerald

                                                            Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1995 Share Option Plan and the 1996 Employee Share Purchase Plan of Saville Systems PLC, of our report dated January 22, 1997 with respect to the consolidated financial statements and schedule of Saville Systems PLC included in its Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.



Ernst & Young

/s/ Ernst & Young

October 28, 1997
Galway, Ireland